                                                               EXHIBIT 9(c)(1)
                        ACCOUNTING SERVICES AGREEMENT
                        -----------------------------

        AGREEMENT made between AIM INTERNATIONAL FUNDS, INC. a corporation organized and existing under the laws of Maryland having its principal place of business at 11 Greenway Plaza, Suite 1919, Houston, Texas (the "Fund") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 ("State Street").

        WHEREAS, the Fund desires to retain State Street to perform certain accounting and recordkeeping duties on behalf of the Fund's AIM International Equity Fund Series (the "Portfolio"); and

        WHEREAS, State Street is willing to perform such services on the terms provided herein.

        NOW, THEREFORE, the parties agree as follows:

Section 1.       Duties of State Street.
                 -----------------------

        1.1      Books of Account.
                 -----------------

                 State Street shall maintain the books of account of the Portfolio and shall perform the following duties in the manner prescribed by the Portfolio's currently effective prospectus, statement of additional information or other governing document certified copies of which have been supplied to State Street (a "governing document"):

                 - Record general ledger entries.
                 - Calculate daily expenses.
                 - Calculate daily income.
                 - Reconcile daily activity to the trial balance.
                 - Calculate net asset value.
                 - Prepare account balances.

                 The Fund on behalf of the Portfolio shall provide timely prior notice to State Street of any modification in the manner in which such calculations are to be preformed as prescribed in any revision to the Portfolio's governing documents. State Street shall not be responsible for any revisions to calculations unless such revisions are communicated in writing to State Street.

        1.2      Records.
                 --------

                 State Street shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of the Fund under the Investment Company Act of 1940, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Fund and shall at all times during the regular business hours of State Street be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the Securities and Exchange Commission. Subject to Section 3 below, State Street shall preserve for the period required by law the records required to be maintained thereunder.

Section 2.       A. Duties of the Fund.
                    -------------------

                 The Fund on behalf of the Portfolio shall provide, or shall cause a third party to provide, timely notice to State Street of certain data necessary to State Street's performance of its obligations described in Section 1 above. The data required to be provided pursuant to this section are set forth in Schedule A hereof, which schedule may be separately amended or supplemented by the parties from time to time.

                 State Street is authorized and instructed to rely upon the information it receives from the Fund or, at the direction of the Fund, any third party. State Street shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of the Fund.

                 B. Proper Instructions.
                    --------------------

                 The Fund on behalf of the Portfolio shall communicate to State Street by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by the Fund's Chief Financial Officer, Treasurer or Assistant Treasurer, or by one or more persons as the Fund's Board of Directors shall have from time to time authorized or (ii) communication effected directly between the Fund or its third-party agent and State Street by electro-mechanical or electronic devices, provided that the Fund and State Street have approved such procedures. State Street may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Fund. Oral instruction shall be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions. The Fund shall cause all oral instructions to be confirmed in accordance with clauses

(i) or (ii) above, as appropriate. The Fund shall give timely Proper Instructions to State Street in regard to matters affecting accounting practices and State Street's performance of its obligations pursuant to this Agreement.

Section 3.       Successor Agent.
                 ----------------

                 If a successor agent for the Portfolio shall be appointed by the Fund, State Street shall upon termination hereof deliver to such successor agent at the office of State Street all properties of the Portfolio held by it hereunder. If no such successor agent shall be appointed, State Street shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

                 In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to State Street on or before the date when such termination shall become effective, then State Street shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the Investment Company Act of 1940, doing business in Boston, Massachusetts, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000 all properties held by State Street under this Agreement. Thereafter, such bank or trust company shall be the successor of State Street under this Agreement.

Section 4.       Warranties.
                 -----------

                 If the Fund on behalf of the Portfolio promptly notifies State Street that any of its accounting services are erroneous in any material respect, State Street shall endeavor as quickly as practicable to correct such error. Organizations from which State Street may obtain certain data included in the accounting services are solely responsible for the contents of such data and the Fund agrees to make no claim against State Street arising out of the contents of such third-party data including, but not limited to, the accuracy thereof. State Street makes no warranties with respect to the calculations and data processing it provides the Fund and/or any third party agent of the Fund insofar as such calculations and data processing relate to the qualification of the Fund and/or the Portfolio as a regulated investment company under state or federal securities and tax laws, or any requirements or obligations thereunder.

Section 5.       Limitation of Liability.
                 ------------------------

                 State Street shall use reasonable care in the performance of its obligations hereunder and shall not be liable to the Fund or any third-party for any loss or damage claimed to have resulted from the use of the accounting services except for the direct loss or damage resulting from the negligence State Street. STATE STREET SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) IN ANY WAY DUE TO THE FUND'S USE OF THE ACCOUNTING SERVICES OR THE PERFORMANCE OF OR FAILURE TO PERFORM STATE STREET'S OBLIGATIONS UNDER THIS AGREEMENT. This disclaimer applies without limitation to claims regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise and regardless of whether such damages are foreseeable. Further, in no event shall State street be liable for any claims that arise more than one (1) year prior to the institution of suit therefor or any claim arising from causes beyond State Street's control.

Section 6.       Force Majeure.
                 --------------

                 State Street shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

Section 7.       Exclusive Remedy.
                 -----------------

                 In consideration of the fees charged hereunder, the Fund's exclusive remedy regardless of the basis of the claim asserted by it against State Street shall not exceed six (6) times the average monthly fees billed to the Fund hereunder and computed by averaging the monthly billing for each of the twelve (12) months preceding the month in which the damage or injury is alleged to have occurred, but if this Agreement has not been in effect for twelve months preceding such date, then by averaging the monthly billings for each of the preceding months that this Agreement has been in effect.

Section 8.       Indemnification.
                 ----------------

                 The Fund agrees to indemnify and hold State Street free and harmless from any expense, loss, damage or claim, including reasonable attorney's fees, suffered by State Street and caused by or resulting from the acts or omissions of the fund or any third party approved by the Fund and whose services State Street must rely upon in performing accounting services hereunder.

Section 9.       General.
                 --------

        9.1 Term of Agreement. This Agreement is effective the date hereof and shall remain in full force and effect until terminated as hereinafter provided. Either party may, in its discretion, terminate this Agreement for any reason by giving the other party at least thirty (930) days prior written notice of termination. In addition, either party may terminate this Agreement for failure of the other party to comply with any of its terms and conditions by giving the other party written notice of termination.

        9.2 Fees. The Fund agrees to pay State Street such reasonable compensation for its services and expenses as is agreed upon from time to time. Payments for services shall be due 30 days net. The Fund shall reimburse State Street for all costs and expenses, including reasonable attorney's fees, incurred by State Street to collect any charges due under this Agreement.

        9.3 Notices. All notices shall be in writing and deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

                 If to State Street:

                 1776 Heritage Drive
                 North Quincy, Massachusetts 02171
                 Attention:       Nancy E. Grady
                 Telephone:       (617) 985-6188
                 Telefax:         (617) 985-6149

                 If to the Fund:

                 AIM International Funds, Inc.
                 11 Greenway Plaa, Suite 1919
                 Houston, Texas 77046
                 Attention:      President
                 Telephone:      (713) 626-1919
                 Telefax:        (713) 993-9890

        9.4 Assignment; Successors. This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign to a successor of all or a substantial portion of its business, or to a party controlling, controlled by, or under common control with such party.

        9.5 Entire Agreement. This Agreement (including all schedules and attachments hereto) constitutes the entire Agreement between the parties with respect to its subject matter; all prior Agreements, representations, statements, negotiations and undertakings with respect to such subject matter are terminated and superseded hereby.

        9.6 Amendments. No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. The term "Agreement", as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance herewith.

        9.7 Headings Not Controlling. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

        9.8 Survival. After expiration or termination of this Agreement, all provisions relating to payment shall survive until completion of required payments. In addition to those provisions which specifically provide for survival beyond expiration or termination, all provisions regarding indemnification, warranty, liability and limits thereon shall survive, unless and until the expiration of any time period specified elsewhere in this Agreement with respect to the provision in question.

        9.9 Severability. In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

        9.10 Governing Law, Jurisdiction. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties agree that any dispute arising herefrom shall be subject to the exclusive jurisdiction of courts sitting in the Commonwealth of Massachusetts.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the fifth day of November, 1991.


STATE STREET BANK AND TRUST COMPANY


By:  /s/ ILLEGIBLE
   --------------------------------------


Title:   Sr. Vice President
      -----------------------------------


AIM INTERNATIONAL FUNDS, INC.


By: /s/ CHARLES T. BAUER
   --------------------------------------


Title:  President
      -----------------------------------

                                   SCHEDULE A
                                   ==========


        Data                               How Supplied and                            When
        Items                                  By Whom                               Supplied
        -----                                  -------                               --------
1.      Shareholder                        Transfer agent -                          Trade date
        fund share                         The Shareholders                          plus one
        activity                           Services Group
                                           via fax

2.      Portfolio                          AIM Advisors, Inc.                        Trade Date
        transactions                       via fax                                   plus one *


3.      Expense                            AIM Advisors, Inc.                        Accruals will
        Accrual                                                                      be adjusted
        Information                                                                  as needed


4.      Pricing                            AIM Advisors, Inc.                        Daily as needed
        Information
        when not
        available from
        regular pricing
        service


* If securities are purchased to settle same day as trade date, notification will be made to State Street on trade date.